Exhibit (d)(35)

FORM OF

AMENDMENT NO. 1 TO PORTFOLIO MANAGEMENT AGREEMENT

     This amendment to the Portfolio Management Agreement (the “Amendment”) made effective the 30th day of April 2005 by and among Pacific Life Insurance Company (the “Investment Adviser”), a California corporation, Pacific Select Fund, a Massachusetts Business Trust (the “Fund”), NFJ Investment Group L.P. (“NFJ”), a Delaware limited partnership, and PA Retail Holdings LLC (“PARH”), a Delaware limited liability company.

     WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the Fund pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a portfolio manager to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios;

     WHEREAS, the Investment Adviser has appointed NFJ and PARH to act as co-portfolio managers to the Fund pursuant to the terms of the Portfolio Management Agreement dated May 1, 2003;

     WHEREAS, the Investment Adviser, NFJ, and PARH are all registered with the SEC as investment advisors under the Investment Advisers Act of 1940 and the rules and regulations thereunder, as amended;

     WHEREAS, PARH desires to be removed as one of the Fund’s portfolio managers in a transaction which does not result in a change of actual control or management in accordance with Rule 2a-6 under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, the Fund, the Investment Adviser, NFJ, and PARH desire to amend the Portfolio Management Agreement such that references to PARH are removed and NFJ remains as a portfolio manager to the Fund.

     NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants contained herein, the parties hereto agree as follows:

     1. Amendment and Consent. Subject to the terms and conditions contained herein, the parties hereby affect an amendment to the Portfolio Management Agreement to remove PARH as party to such agreement so that NFJ remains the only portfolio manager to the Fund under such agreement. The Fund, the Investment Adviser, and NFJ release PARH from all of its duties and obligations under the Portfolio Management Agreement effective April 30, 2005 and PARH hereby consents to such release. NFJ hereby assumes all duties and obligations of portfolio manager under said Portfolio Management Agreement, effective May 1, 2005.

     2. Term. This Amendment shall become effective on the date hereof and shall extend for so long as the terms specified in Section 15 of the Portfolio Management Agreement are satisfied or until terminated in accordance with said Section 15.

     3. No Termination. The parties agree that this Amendment shall not constitute an “assignment” of the Investment Advisory Agreement for purposes of Section 15 of the Portfolio

Management Agreement or the 1940 Act, and that the Portfolio Management Agreement, as so amended, shall remain in full force and effect after this Amendment.

     4. Removal of PARH. The parties hereby agree that all references in the Portfolio Management Agreement to PARH shall be removed.

     5. Section 2 of the Portfolio Management Agreement, Portfolio Manager Duties, is amended to add the following:

A. Portfolio Manager will assist the Investment Adviser, the Fund, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Portfolio Manager hereunder. Specifically, and without limitation to the foregoing, the Portfolio Manager agrees to provide certifications to the principal executive and financial officers of the Fund (the “Certifying Officers”) that correspond to and/or support the certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Fund’s Form N-CSR, Form N-Q, shareholder reports, financial statements, and disclosure documents, in such form and content as the Fund shall reasonably request or as in accordance with procedures adopted by the Fund.

B. Portfolio Manager shall prepare and file Schedule 13G and Form 13F for securities held in each Portfolio it manages.

C. The Portfolio Manager and its affiliated persons are permitted to enter into transactions with the other portfolios of the Fund and affiliated persons of those other portfolios of the Fund (collectively, the “Other Portfolios”). In doing so, the Portfolio Manager is prohibited from consulting with the Investment Adviser or the portfolio managers of these Other Portfolios concerning securities transactions of the Portfolios except for the purpose of complying with the conditions of Rule 12d 3-1(a) and (b) under the Investment Company Act of 1940.

D. Portfolio Manager will exercise voting rights on portfolio securities held by a Portfolio in accordance with written policies and procedures adopted by the Portfolio Manager, which may be amended from time to time, and which at all times shall comply with the requirements under proxy voting rules and the guidance provided in Investment Company Act Release No. 25922 (Jan 31, 2003) (the “Adopting Release”) and other applicable authority of the SEC and its staff as may be issued from time to time, including, without limitation, (i) the requirement that such policies and procedures address how a Portfolio will determine how to vote when a matter presents a conflict of interest; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Portfolio Manager shall vote proxies on behalf of each Portfolio in a manner deemed by the Portfolio Manager to be in the best interests of each Portfolio pursuant to the Portfolio Manager’s written Proxy Voting Policies and Procedures. The Portfolio Manager shall report to the Investment Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required by Form N-PX or as the Investment Adviser may reasonably request. The Portfolio Manager shall certify at least annually or more often as may reasonably be requested by the Investment Adviser, as to its compliance with its own proxy procedures, the Adopting Release, and other applicable authority of the SEC and its staff, if any.

Portfolio Manager acknowledges and agrees that the Fund may provide disclosure, notices, and information concerning the availability of the Portfolio Manager’s Proxy Voting Policies and Procedures and shall disclose the voting record of each Portfolio, as required under the proxy voting rules.

E. Upon request by the Investment Adviser, Portfolio Manager agrees to reimburse the Investment Adviser for reasonable costs associated with certain supplements (“Supplements”). Such Supplements are those generated due to changes by Portfolio Manager requiring immediate disclosure in the Fund’s prospectus and for which, at the time of notification by Portfolio Manager to Investment Adviser of such changes, the Fund is not already generating a supplement for other purposes or for which the Investment Adviser may not be able to reasonably add such changes to a pending supplement. For purposes of the preceding sentence, “changes by Portfolio Manager” shall not include, among other things, those changes resulting from market activity that would cause the Portfolio Manager to alter investment style or management. For example, market changes could result in a change in target market capitalization of the Fund’s investments or in the Fund experiencing capacity constraints that would require changes such as restrictions on new investments. Changes by Portfolio Manager that may be deemed reimbursable include, but are not limited to, changes to its structure, investment personnel, investment style or management. Investment Adviser may request reimbursement from Portfolio Manager for some or all of the costs associated with generating such Supplements. Reimbursable costs may include, but are not limited to, costs of preparation, filing, printing, and/or distribution of such Supplements to all existing variable product contract and policy holders that are eligible to use the Fund as their underlying investment vehicle.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

PACIFIC LIFE INSURANCE COMPANY	NFJ INVESTMENT GROUP L.P.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

PACIFIC SELECT FUND	PA RETAIL HOLDINGS LLC

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title: